Exhibit 12
                     E'TOWN CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                         (In Thousands Except Ratios)



                                         Year Ended December 31,
                                1999       1998       1997       1996      1995
                          ------------------------------------------------------
EARNINGS:
Net income                 $  20,487  $  22,330 $   19,260 $   15,073 $  15,296
Federal income taxes          11,488     12,226     10,895      8,361     8,753
Interest charges              19,416     17,826     17,340     13,316    11,698
                          ------------------------------------------------------
Earnings available to
 cover fixed charges          51,391     52,382     47,495     36,750    35,747
                          ------------------------------------------------------

FIXED CHARGES:
Interest on long-term debt    16,109     16,217     14,807     13,800    11,696
Other interest                 3,256      1,641      2,560      2,645     2,390
Amortization of debt
 discount - net                  446        438        411        395       358
                          ------------------------------------------------------
Total fixed charges        $  19,811  $  18,296 $   17,778 $   16,840 $  14,444
                          ------------------------------------------------------

Ratio of Earnings
 to Fixed Charges               2.59       2.86       2.67       2.18      2.47
                          ======================================================





Earnings to Fixed Charges represents the sum of Net Income, Federal income taxes and Interest Charges (which is reduced by Capitalized interest), divided by Fixed Charges.
Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized Interest), and Amortization of debt discount.

                                                                 Exhibit 12(a)
                   ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
                Computation of Ratio of Earnings to Fixed Charges
                            (In Thousands Except Ratios)



                                         Year Ended December 31,
                              1999       1998       1997       1996      1995
                           -----------------------------------------------------
EARNINGS:
Net income                 $ 21,405   $ 24,768   $ 20,905   $ 16,755  $  17,325
Federal income taxes         11,576     13,101     11,274      8,822      9,161
Interest charges             16,502     15,616     16,622     12,804     11,115
                           -----------------------------------------------------
 Earnings available to
  cover fixed charges        49,483     53,485     48,801     38,381     37,601
                           -----------------------------------------------------

FIXED CHARGES:
Interest on long-term debt   14,661     14,721     14,030     13,011     10,892
Other interest                1,780        960      2,382      2,640      2,344
Amortization of debt
 discount - net                 399        391        376        361        324
                           -----------------------------------------------------
Total fixed charges        $ 16,840   $ 16,072   $ 16,788     16,012     13,560
                           -----------------------------------------------------

Ratio of Earnings to
 Fixed Charges                 2.94       3.33       2.91       2.40       2.77
                           =====================================================



Earnings to Fixed Charges represents the sum of Net Income, Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), and Amortization of debt discount.

                                                                 Exhibit 12(b)
                   ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                          (In Thousands Except Ratios)


                                            Year Ended December 31,
                                1999       1998      1997       1996       1995
                            ----------------------------------------------------
EARNINGS:
Net income                 $  21,405   $ 24,768  $  20,905  $ 16,755   $ 17,325
Federal income taxes          11,576     13,101     11,274     8,822      9,161
Interest charges              16,502     15,616     16,622    12,804     11,115
                           -----------------------------------------------------
Earnings available to
 cover fixed charges          49,483     53,485     48,801    38,381     37,601
                           -----------------------------------------------------


FIXED CHARGES AND
 PREFERRED DIVIDENDS:
Interest on long-term debt    14,661     14,721     14,030    13,011     10,892
Preferred dividend
 requirement (1)               1,253      1,243      1,251     1,241      1,243
Other interest                 1,780        960      2,382     2,640      2,344
Amortization of debt
 discount - net                  399        391        376       361        324
                           -----------------------------------------------------
Total fixed charges        $  18,093   $ 17,315  $  18,039  $ 17,253   $ 14,803
                           -----------------------------------------------------
Ratio of Earnings to
 Fixed Charges and
 Preferred Dividends            2.73       3.09       2.71      2.22       2.54
                           =====================================================


(1) Preferred Dividend
     Requirement:

Preferred dividends              813        813        813       813        813
Effective tax rate             35.10%     34.60%     35.04%    34.49%     34.59%
                           -----------------------------------------------------
Preferred dividend
 requirement               $   1,253  $   1,243  $   1,251     1,241      1,243
                           =====================================================



Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.